    April 19, 2021
via email
John (Dick) R. Townsend
[_____________________]
[_____________________]

RE:    Retirement Agreement

Dear Dick:

This letter agreement (this “Agreement”) confirms the arrangements relating to your retirement from Trecora Resources, a Delaware corporation (“Trecora” and, together with its subsidiaries, divisions, affiliates, predecessors and successors, the “Company”). The material terms and conditions of this Agreement have been approved by the Compensation Committee of the Board of Directors of Trecora and by signing this Agreement, you acknowledge the adequacy and sufficiency of the consideration you will receive by executing and not revoking this Agreement.

After May 14, 2021 (your “Retirement Date”), you will not be entitled to receive any further payments or benefits from the Company, except as specifically set forth in this Agreement or except as provided under the indemnity provisions of Trecora’s By-Laws and director and officer and professional liability insurance policies and compensation policies.

1.Status and Responsibilities:

i.Status: Your employment with the Company will continue through, and will cease on the Retirement Date. Effective as of your Retirement Date, you will relinquish your position as Executive Vice President and Chief Manufacturing Officer of Trecora and all other appointments and offices you hold with the Company. Contingent upon your timely signing and not revoking this Agreement, you will be eligible for the payments and benefits continuation described in Section 2. Your employment with the Company will terminate on your Retirement Date.

ii.Responsibilities: Through your Retirement Date, you must remain available to perform services for the Company as Executive Vice President and Chief Manufacturing Officer and must do so in a diligent and professional manner.

iii.Transition Services Period: For a period of beginning on your Retirement Date until February 13, 2023 (the “Transition Services Period”), you will serve as a consultant and independent contractor to the Company pursuant to which you will provide transition and consulting services to the Company as may be reasonably requested by it from time to time, including by: (i) assisting management with respect to transitioning your role and responsibilities, (ii) assisting with respect to any resolved, pending or future regulatory matters, and (iii) assisting with respect to stakeholder communications and its relationships with its partners. During the Transition Services Period, you will be providing any services as an independent contractor. You will not be treated as an employee for federal tax purposes with respect to any services performed for the Company under this Agreement; provided, however, that any compensation, including but not limited to any annual bonus and equity compensation, provided under Section 2 below that is considered a Form W-2 wage under applicable law will be treated as such and will be subject to all required reporting, withholdings and deductions.

2.Payments and Benefits:

i.Base Salary and Employee Benefits: Your base salary will continue at the current rate, and be paid according to normal payroll procedures, through your Retirement Date and you continue to be eligible for any employee benefits through your Retirement Date. On and after your Retirement

Retirement Agreement                                     April 19, 2021

you will no longer receive base salary payments and you will no longer be eligible for any employee benefits, except as required by applicable law.

ii.Equity Awards: You are entitled to retain all of your rights and interests in unvested time-vesting equity awards previously awarded to you in 2019 and 2020 under the Trecora Stock and Incentive Plan as set forth on Attachment A after your Retirement Date, contingent upon your compliance with this Agreement as determined by the Compensation Committee of the Board of Directors of Trecora in its sole discretion. Such awards will be administered in accordance with their respective plan and award documents, provided that subject to your timely execution and non-revocation and compliance with this Agreement, for the purchases of such awards, you will be deemed to not have experienced a termination of employment any time before the last day of the Transition Services Period, such that you will vest in all awards that are scheduled to vest prior to such date. The timing of settlement of all awards subject to continued vesting under this paragraph will be unchanged and will continue to be governed by the applicable award agreements. For avoidance of doubt, you will not be entitled to retain or otherwise receive any other unvested equity or equity-based awards (including any performance-based equity awards) previously granted to you under the Trecora Resources Stock and Incentive Plan.

3.Return of Company Property: You will, upon request by the Company but in any event not later than the Resignation Date, immediately return to the Company all of the Company’s property, including, but not limited to, computers, computer equipment, office equipment, mobile phone, keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer, supplier, licensor, and client lists), tapes, laptop computer, electronic storage device, software, computer files, marketing and sales materials, and any other property, record, document, or piece of equipment belonging to the Company. You will not (a) retain any copies of the Company’s property, including any copies existing in electronic form, which are in your possession, custody, or control, or (b) destroy, delete, or alter any Company property, including, but not limited to, any files stored electronically, without the Company’s prior written consent. The obligations contained in this Section will also apply to any property which belongs to a third party, including, but not limited to, (i) any entity which is affiliated with or related to the Company, or (ii) the Company’s customers, licensors, or suppliers.

4.Restrictive Covenants:

i.Trade Secrets and Confidential Information: You will not: (i) use, disclose, reverse engineer, divulge, sell, exchange, furnish, give away, or transfer in any way the Trade Secrets or the Confidential Information for any purpose other than the Company’s Business, except as authorized in writing by the Company; (ii) retain any Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) that are in your possession or control, or (iii) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s prior written consent. The obligations under this subsection will: (a) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and (b) with regard to the Confidential Information, remain in effect for so long as such information constitutes Confidential Information as defined in this Agreement. The confidentiality, property, and proprietary rights protections set forth in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties. Notwithstanding anything to the contrary set forth in this Agreement, pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)(1)), no individual will be held criminally or civilly liable under federal or state law for the disclosure of a trade secret that: (1) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Retirement Agreement                                     April 19, 2021

ii.Non-Solicitation of Employees: During the Restricted Period, you will not, directly or indirectly, solicit, recruit, or induce any Employee to (i) terminate his or her employment relationship with the Company, or (ii) work for any other person or entity engaged in the Business. For the avoidance of doubt, the foregoing restriction will prohibit you from disclosing to any third party the names, background information, or qualifications of any Employee, or otherwise identifying any Employee as a potential candidate for employment.

iii.Non-Competition: During the Restricted Period, you will not, on your own behalf or on behalf of any person or entity, engage in the Business within the Territory; provided, however, that you may work for a competitor within the Territory and during the Restricted Period if you first obtain express written permission from the Company’s Chief Executive Officer. For purposes of this subsection, the term “engage in” will include: (a) performing or participating in any activities which are the same as, or substantially similar to, activities which you performed or in which you participated, in whole or in part, for or on behalf of the Company; (b) performing activities or services about which you obtained Confidential Information or Trade Secrets as a result of your association with the Company; and/or (c) interfering with or negatively impacting the business relationship between the Company and a Customer or any other third party about whom you obtained Confidential Information or Trade Secrets as a result of your association with the Company.

iv.Definitions: For purposes of this Section 5 only, the capitalized terms will be defined as follows:

1.“Business” shall mean those activities, products, and services that are the same as or similar to the activities conducted and products and services offered and/or provided by the Company or any of its subsidiaries, affiliates, or predecessors within two (2) years prior to the Retirement Date.

2.“Confidential Information” shall mean: (A) information of the Company, to the extent not considered a Trade Secret under applicable law, that: (1) relates to the business of the Company or any of its subsidiaries, affiliates, or predecessors, (2) was disclosed to you or of which you became aware of as a consequence of your relationship with the Company or any of its subsidiaries, affiliates, or predecessors, (3) possesses an element of value to the Company or any of its subsidiaries, affiliates, or predecessors, and (4) is not generally known to the Company’s competitors (or those of any of the Company’s subsidiaries, affiliates, or predecessors), and (B) information of any third party provided to the Company or any of its subsidiaries, affiliates, or predecessors which any of the foregoing is obligated to treat as confidential. Confidential Information includes, but is not limited to: (1) methods of operation, (2) price lists, (3) financial information and projections, (4) personnel data, (5) future business plans, (6) the composition, description, schematic or design of products, future products or equipment of the Company or any third party, (7) advertising or marketing plans, and (8) information regarding independent contractors, employees, clients, licensors, suppliers, Customers, Prospective Customers or any other third party, including, but not limited to, the names of Customers and Prospective Customers, Customer and Prospective Customer lists compiled by the Company, and Customer and Prospective Customer information compiled by the Company. Confidential Information will not include any information that: (x) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (y) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (z) otherwise enters the public domain through lawful means.

3."Customer" shall mean any person or entity in which the Company or any of its subsidiaries, affiliates, or predecessors has engaged or solicited in the conduct of the Business.

Retirement Agreement                                     April 19, 2021

4.“Employee” shall mean any person who (i) is employed by the Company as of the Retirement Date, or (ii) was employed by the Company or any of its subsidiaries, affiliates, or predecessors during the 12-months immediately preceding the Retirement Date.

5.“Restricted Period” shall mean during the Transition Services Period.

6."Territory" shall mean anywhere in the United States or in any other country in where the Company conducts business.

7.“Trade Secrets” shall mean information of the Company or any of its subsidiaries, affiliates, or predecessors, and its licensors, suppliers, clients, and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors, or suppliers, or a list of potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

5.Non-Disparagement: You agree not to make any derogatory or disparaging remarks, written or verbal, regarding the Company or any of its officers, directors, employees, stockholders, representatives, vendors, suppliers, customers, clients products, services to any third person or otherwise make any comment or communication for the purpose of causing, or reasonably expected to cause, any material harm to the Company’s business, business relationships, operations, goodwill, or reputation; provided, however that nothing in this paragraph is intended to bar you from giving testimony pursuant to a compulsory legal process or as otherwise required by law. The Company agrees to advise those individuals who serve as its executive officers as of the Retirement Date not to make any derogatory or disparaging remarks, written or verbal, regarding you to any third person, or otherwise make any comment or communication for the purpose of causing, or reasonably expected to cause, any material harm to you; provided, however that nothing in this paragraph is intended to bar any such person, or the Company, from giving testimony pursuant to a compulsory legal process or as otherwise required by law.

6.Irreparable Harm, Reasonableness, Other Agreements: You acknowledge that a breach or threatened breach by you of the terms of Sections 3, 4 or 5 of this Agreement would result in material and irreparable injury to the Company, and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, the Company shall be entitled to injunctive relief in the event of any such breach or threatened breach. The undertakings and obligations contained in Sections 3, 4 or 5 shall survive the termination of this Agreement. You agree that the covenants you have made in Sections 3, 4 and 5 are reasonable with respect to their duration and description. You acknowledge that Sections 3, 4 and 5 are not intended to supersede or limit your obligations under other agreements, which may be different from those contained in such sections. Other such agreements may include confidentiality, non-disclosure, trade secret or assignment-of-invention agreements previously executed by you in favor of the Company. Any such agreement(s) shall remain in full force and effect.

7.Future Cooperation: You agree that you will provide accurate information or testimony or both in connection with any legal matters, if so requested by the Company. You further agree to make yourself available upon request to provide information and/or testimony, in a formal and/or informal setting in accordance with the Company’s request, subject to reasonable accommodation of your schedule and reimbursement of reasonable documented expenses incurred by you, including reasonable and necessary attorney fees (if independent legal counsel is reasonably necessary). Notwithstanding the foregoing, the

Retirement Agreement                                     April 19, 2021

Company’s agreement and obligations pursuant to the foregoing sentence shall be subject to the provisions and limitations set forth in Section 9 of this Agreement.

8.Waiver and Release: In exchange for the consideration set forth above, you agree to release and discharge the Company, and all of its respective past, present and future officers, directors, employees, agents, plans, trusts, administrators, stockholders and trustees (collectively, the “Released Parties”) from any and all claims, losses or expenses you may have or have had or may later claim to have had against them, whether known or unknown, arising out of anything that has occurred up through the date you sign this Agreement (both initially and on the Retirement Date), including without limitation, any claims, losses or expenses arising out of your employment with or separation from the Company; provided, however, that you expressly do not release or discharge the Company from any claims, losses or expenses you may have for (i) workers’ compensation benefits, (ii) all amounts or payments owed to you as contemplated by Section 2 of this Agreement, (iii) the indemnification or insurance described in Section 9 below or (iv) all of your accrued and vested pension benefits, health care, life insurance, or disability benefits as determined through the Retirement Date under the Company’s applicable and governing plans and programs.

You understand and agree that, except for the claims expressly excluded from this release, you will not be entitled hereafter to pursue any claims arising out of any alleged violation of your rights while employed by the Company, including, but not limited to, claims for reinstatement, back pay, losses or other damages to you or your property resulting from any alleged violations of state or federal law, such as (but not limited to) claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended; (prohibiting discrimination on account of race, sex, national origin or religion); the Worker Adjustment and Retraining Notification Act (requiring that advance notice be given for certain workforce reductions); the Americans With Disabilities Act of 1990, 42 U.S.C. §12101 et seq. (prohibiting discrimination on account of disability); the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq. (protecting employee benefits); as these laws may be amended from time to time; and any other federal, state or local law, rule, regulation, administrative guidance or common law doctrine claim relating to your employment.

Also included among the claims knowingly and voluntarily waived and released by you pursuant to this Agreement are any and all age discrimination, retaliation, harassment, or related claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (“ADEA”), the Texas Commission on Human Rights Act, the Older Workers Benefit Protection Act (“OWBPA”), or any other federal, state, or local law. You and the Company acknowledge and agree that nothing in this Agreement shall apply to any claims under the ADEA or OWBPA that may arise after the date that you sign this Agreement. You acknowledge that the Company provided you with a copy of the Agreement in advance of your execution of the Agreement and advised you by means of this written Agreement as follows:

(a)that you are advised to consult with an attorney of your choosing prior to executing the Agreement;

(b)that you have a period of 21 calendar days to review and consider the Agreement before executing it, and that if you sign this Agreement in less than 21 calendar days, then by doing so you voluntarily agreed to waive your right to the full 21 day review period;

(c)that changes to this Agreement, whether material or immaterial, will not restart the running of the 21 day review period;

(d)that for a period of seven (7) days following your execution of this Agreement, you may revoke the Agreement, and the Agreement shall not become effective or enforceable until this seven-day revocation period expires without you revocation;

Retirement Agreement                                     April 19, 2021

(e)that during the seven (7) day revocation period, you may revoke the Agreement by providing written notice of revocation sent by personal or courier delivery to the office of the Company’s Chief Executive Officer, so that it is received before the seven-day revocation period expires; and

(f)that if you fail to sign the Agreement on or before the date that the 21 day review period expires, or if you revoke the Agreement before the expiration of seven-day revocation period, this Agreement shall not become effective or enforceable and you will not be entitled to receive the consideration described in Section 2(b).

By signing this Agreement and accepting the benefits provided, you agree that, except for any claims expressly excluded from this release and except as provided below, you will not hereafter pursue any claims against the Released Parties for or on account of anything, whether known or unknown, foreseen or unforeseen, which has occurred up to the date you sign this Agreement (both initially and on the Retirement Date) and which relates to your employment with the Company. You understand no section in this Agreement is intended to or shall limit, prevent, impede or interfere with your non-waivable right, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding the Company’s past or future conduct, or engage in any activities protected under whistleblower statutes, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. Notwithstanding the above, unless otherwise prohibited by law, by signing this Agreement, you release and waive your right to claim or recover monetary damages directly from the Company in any charge, complaint, or lawsuit filed by you or by anyone else on your behalf, for any released claims. This release does not include any claims for breach of this Agreement or any claims that may arise after the date you sign this Agreement (both initially and on the Retirement Date). You further represent and warrant that you are not aware of any facts or circumstances which might constitute either a violation of law or a violation of Trecora’s Code of Conduct, its corporate policies or justify a claim against the Company for a violation of the Sarbanes-Oxley Act of 2002 and/or the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and/or any rules, regulations or binding guidance thereunder.

You agree that you and/or your dependents (as applicable) shall no longer be eligible for the consideration described in Section 2(b) in the event: (i) the Company terminates your employment for Cause (as defined below) prior to your Retirement Date, (ii) you materially breach the terms of this Agreement and fail to cure said breach within sixty (60) days after receipt of written notice from the Company, or (iii) you file or assert any claim related to your employment with, or separation from, the Company against the Released Parties for any reason other than claims for workers compensation benefits, or accrued and vested retirement benefits, health care benefits, life, or disability benefits as determined through the Retirement Date under the Company’s applicable and governing plans and programs or for violation of the terms of this Agreement. In addition, you agree to indemnify and hold harmless the Released Parties from any claim, loss or expense (including attorneys’ fees) incurred by them arising out of your breach of any portion of this Agreement.

Nothing contained in Section 4, Section 5 or this Section 8 is intended to restrict you in any way from (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (iii) filing, testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (iv) filing any claims that are not permitted to be waived or released under the Fair Labor Standards Act or other applicable law.

For purposes of this Agreement, “Cause” shall mean any of the following: (i) breaching any obligation to the Company or violating the Company’s Code of Conduct, Insider Trading Policy or any other written policies of the Company; (ii) unlawfully trading in the securities of Trecora or of any other company based on information gained as a result of your employment with the Company; (iii) committing a felony or other

Retirement Agreement                                     April 19, 2021

serious crime; (iv) engaging in any activity that constitutes gross misconduct in the performance of your employment duties; or (v) engaging in any action that constitutes gross negligence or misconduct and that causes or contributes to the need for an accounting adjustment to Trecora’s financial results.

9.Indemnification and Insurance: The Company shall indemnify you and provide for the advance of expenses in connection therewith, subject to and in accordance with Trecora’s By-Laws.

10.Right to Withhold or Deduct: Notwithstanding anything to the contrary in this Agreement, the Company shall, and is hereby authorized to, withhold or deduct from any amounts payable by the Company to you, your beneficiary or your legal representative under this Agreement, any federal, state or municipal taxes, social security contributions or other amounts required to be withheld by law, and to remit such amounts to the proper authorities. The Company is also hereby authorized to withhold or deduct appropriate amounts with respect to any benefit plans or programs or other elections made by you.

11.Tax Advice: You are encouraged to obtain your own tax advice regarding your compensation from the Company. You acknowledge and agree that the Company does not guarantee any particular tax treatment and that you are solely responsible for any taxes that you owe as a result of this Agreement.

12.Definitions and Headings: Unless otherwise expressly noted, all references to: (a) “Section” shall mean, with respect to such reference, each such section or subsection of this Agreement, and (b) “Attachment” shall mean, with respect to any such reference, each such schedule or exhibit attached to this Agreement. The headings of any section or paragraph of this Agreement are for convenience of reference only and shall not be used to interpret any provision of this Agreement.

13.Non-Waiver: No failure or delay by the Company in exercising any right, power or privilege under this Agreement shall constitute a waiver of such right, power or privilege, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise of such right, power or privilege or the exercise of any right, power or privilege hereunder.

14.Assignment and Beneficiaries: Any assignment of this Agreement by you without the Company’s prior written consent, shall not be permitted. This Agreement shall be binding upon and shall be for the benefit of the Company, its successors and assigns and you and, in the event of your death, your estate or legal representative.

15.Severability: The provisions of this Agreement are to be deemed severable and the invalidity, illegality or unenforceability of one or more of such provisions shall not affect the validity, legality or enforceability of the remaining provisions.

16.Governing Law: This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, U.S.A., without regard to its otherwise applicable conflicts of laws rules.

17.Governing Jurisdiction: Subject to the terms of this Agreement, any civil action relating to or arising from this Agreement, including any dispute as to the validity or existence of this Agreement and/or this clause, shall be brought in the state or federal courts located in Houston, Texas, and you hereby consent to the exclusive jurisdiction of such courts in respect of such civil action.

18.Entire Agreement: This letter constitutes the entire agreement of you and the Company, and supersedes any prior or contemporaneous written or oral agreements between the parties regarding the subject matter contained in this letter, and this letter may only be modified by a written document signed by you and a duly authorized representative of the Company.

19.Execution by Counterparts and Facsimile: This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken

Retirement Agreement                                     April 19, 2021

together shall constitute one and the same agreement. Signatures of the Company and you exchanged by electronic email in portable document format (pdf.) or facsimile shall be binding on each party.

[remainder of page intentionally left blank]

Retirement Agreement                                     April 19, 2021

Thank you for your many years leading Trecora. We wish you and your family all the best.

Sincerely,

Trecora Resources

By: /s/ Patrick D. Quarles
    Patrick D. Quarles
    President and Chief Executive Officer

By signing below, you acknowledge that you understand and voluntarily accept the arrangements described herein. You acknowledge and agree that you have had the opportunity to review this Agreement with an attorney, that you fully understand this Agreement, that you were not coerced into signing it, and that you signed it knowingly and voluntarily. You also acknowledge that you have not received any promise or inducement to sign this Agreement except as expressly set forth herein.

Accepted and agreed to
as of April 19, 2021

/s/ John (Dick) R. Townsend
John (Dick) R. Townsend

Retirement Agreement                                     April 19, 2021

ATTACHMENT A
Equity Awards Summary

Time-Based Restricted Stock Unit Awards

Equity Award Year	Vesting Schedule
	Vesting Date	Restricted Stock Units (Time-Based)
2019	02/15/2022	3,075
2020	02/13/2022	4,519
	02/13/2023	4,519
Total		12,113